Exhibit 99.5

STOCK ORDER FORM	SEND OVERNIGHT PACKAGES TO: Raymond James & Associates, Inc. CBM Bancorp, Inc. Processing Center 222 S. Riverside Plaza, 7th Floor Chicago, IL 60606 [SIC PHONE]

Deadline: The Subscription Offering ends at 12:00 Noon, Eastern Time, on [•]. Your original Stock Order Form, properly executed and with the correct payment, must be received (not postmarked) by the deadline or it will be considered void. Orders may be delivered to the address on the top of this form or to the PO Box address on the business reply envelope provided.    Faxes or copies of this form may not be accepted. CBM Bancorp, Inc. reserves the right to accept or reject improperly completed stock order forms. PLEASE PRINT CLEARLY AND COMPLETE ALL AREAS. – READ THE ENCLOSED STOCK ORDER FORM INSTRUCTIONS AS YOU COMPLETE THIS FORM.

(1) Number of Shares		(2) Total Amount Due	THE MINIMUM PURCHASE IS 25 SHARES ($250). No person may purchase more than 17,500 shares ($175,000). Also, no person together with an associate or group of persons acting in concert may purchase more than 17,500 shares ($175,000).
	Price Per Share X $10.00 =	$

(3a) Method of Payment – Check or Money Order Enclosed is a personal check, bank check or money order made payable to CBM Bancorp, Inc. in the amount of:	$
Checks will be cashed upon receipt.

(3b) Method of Payment – Certificate or Savings Account Withdrawal ONLY

The undersigned authorizes withdrawal from the Chesapeake Bank of Maryland deposit account(s) listed below. There will be no early withdrawal penalty applicable for withdrawals authorized on this form. Funds designated for withdrawal must be in the account(s) listed at the time this form is received. Chesapeake Bank of Maryland IRAs or accounts with check-writing privileges may NOT be listed for withdrawal below.

Account Number(s) (Certificates or Savings Accounts Only)		Withdrawal Amount(s)
$
$
$
Total Withdrawal Amount		$

(4) Purchaser Priority

Subscription Offering

Check the one box that applies, as of the earliest date, to the purchaser(s) listed in Section 8:

a)	Eligible Account Holders – Depositors of Chesapeake Bank of Maryland with aggregate deposit account balances of $50 or more at the close of business on April 30, 2017. Enter information in Section 9 for all deposit accounts that you had at Chesapeake Bank of Maryland on this date.

b)	Supplemental Eligible Account Holders – Depositors of Chesapeake Bank of Maryland with aggregate deposit account balances of $50 or more at the close of business on [•] who were not able to subscribe for shares under the Eligible Account Holders priority. Enter information in Section 9 for all deposit accounts that you had at Chesapeake Bank of Maryland as of this date.

c)	Other Members – Depositors of Chesapeake Bank of Maryland as of the close of business on [•] who were not able to subscribe for shares under the Eligible or Supplemental Eligible Account Holder priorities.

Community Offering

d)	Local Community – Residents of Baltimore City, Maryland and the Maryland Counties of Anne Arundel, Baltimore, Carroll, Harford and Howard.

e)	General Public – Check here if none of the above priorities apply to you.

(5) Management/Employee/Family Member: Check if you are a Banks of the Chesapeake, M.H.C., CBM Bancorp, Inc. or Chesapeake Bank of Maryland:

Director, Officer, Employee, or Immediate family member, as defined in the Stock Order Form Instructions.

(6) Maximum Purchaser Identification:

Check here if you, individually or together with others (see section 7), are subscribing for the maximum purchase allowed and are interested in purchasing more shares if the maximum purchase limitation is increased. See Item 1 of the Stock Order Form Instructions.

(7) Associates/Acting in Concert:

Check here if you, or any associates or persons acting in concert with you (as defined in the Prospectus dated [•]), have submitted other orders for shares. If you check this box, list below all other orders submitted by you or your associates or persons acting in concert with you. SEE THE STOCK ORDER FORM INSTRUCTIONS FOR FURTHER DETAILS.

Name(s) listed in section 8 on other order forms	Shares Ordered	Name(s) listed in section 8 on other order forms	Shares Ordered

(8) Stock Registration: Please PRINT legibly and fill out completely:

The stock ownership statement and all correspondence related to this stock order will be mailed to the address provided below. Do not include below the name(s) of any persons who do not have the same Purchaser Priority (section 4 above) as you. Check only one box below. See the Stock Order Form Instructions for further details.

Individual Joint Tenants Tenants in Common Corporation (include Tax ID and name of corporation only) Partnership (include Tax ID and name of partnership only)
Individual Retirement Account (include Tax ID of custodian and SS# of owner) Uniform Transfers to Minors Act (include SS# of minor only) Trust Under Agreement Dated

Name				SS# or Tax ID#
Name				SS# or Tax ID#
Address				Daytime Telephone #
City	State	Zip Code	County	Evening Telephone #

(9) Qualifying Accounts: List any accounts that you had with Chesapeake Bank of Maryland as of the date associated with your selection in section 4 above in the box below. All subscription orders are subject to the provisions of the stock offering as described in the prospectus. Attach a separate page if additional space is needed. Failure to list all of your accounts may result in the loss of part or all of your subscription rights if the offering is oversubscribed.

Names on Accounts	Account Numbers

(10) Acknowledgement, Certification and Signature:
I understand that to be valid, this form, properly completed, together with full payment or withdrawal authorization, must be received by CBM Bancorp, Inc. (not postmarked) no later than 12:00 Noon, Eastern Time, on [•] otherwise this form and all of my subscription rights will be void. (continued on reverse) SEE THE STOCK ORDER FORM INSTRUCTIONS FOR STOCK ORDER DELIVERY OPTIONS.
*** ORDER NOT VALID UNLESS SIGNED ***
ONE SIGNATURE REQUIRED, UNLESS SECTION (3b) OF THIS FORM INCLUDES ACCOUNTS REQUIRING MORE THAN ONE SIGNATURE TO AUTHORIZE WITHDRAWAL
Signature	Date	Signature	Date

Internal Use Only: Date Rec’d / Check# $ Check# $ Batch# Order # Priority

(10) Acknowledgement, Certification and Signature (continued from front side of Stock Order Form)

I agree that after receipt by CBM Bancorp, Inc. this Stock Order Form may not be modified or cancelled without the consent of CBM Bancorp, Inc., and that if withdrawal from a deposit account has been authorized the authorized amount will not otherwise be available for withdrawal. Under penalty of perjury, I certify that: 1) I am purchasing shares solely for my account and there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares, 2) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, and 3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to backup withholding.] I acknowledge that my order does not conflict with the maximum purchase limitation of $175,000 for any person, or $175,000 for any person together with associates of, or persons acting in concert with, such person, or entity, in all categories of the offering, combined as set forth in the Plan of Reorganization and the Prospectus dated [•].

Subscription rights pertain to those eligible to place orders in the Subscription Offering. Federal regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of subscription rights, or the underlying securities, to the account of another.

I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED, AND IS NOT GUARANTEED BY BANKS OF THE CHESAPEAKE, M.H.C., CBM BANCORP, INC. OR CHESAPEAKE BANK OF MARYLAND OR BY THE FEDERAL GOVERNMENT. THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS.

I further certify that, before purchasing the common stock of CBM Bancorp, Inc. I received the Prospectus dated [•] and that I have read the terms and conditions described in the Prospectus, including disclosure concerning the nature of the security being offered and the risks involved in the investment described in the “Risk Factors” section beginning on [PAGE #] which risks include but are not limited to the following:

Risks Related to Our Business

•	Because we intend to continue to increase our nonresidential real estate and commercial business loan originations, our credit risk will increase and downturns in the real estate market or local economy could adversely affect our earnings.

•	Future changes in interest rates may reduce our profits.

•	We may not be able to adequately measure and limit our credit risk, which could lead to unexpected losses.

•	A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of nonperforming loans, which could adversely affect our operations, financial condition and earnings.

•	Nonperforming assets can take significant time and resources to resolve.

•	A lack of liquidity could impair our ability to fund operations.

•	Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

•	Due to the high concentration of one-to four-family residential mortgage loans in our loan portfolio and the prolonged low interest rate environment, the average yield on our loan portfolio is low.

•	If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

•	Appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property, other real estate owned and repossessed personal property may not accurately describe the net value of the asset.

•	Our size makes it more difficult for us to compete.

•	Strong competition within our market area may limit our growth and profitability.

•	The need to account for certain assets at estimated fair value, such as available for sale investment securities, may adversely affect our financial condition and results of operations.

•	Our one- to four-family residential real estate loans expose us to increased credit risks.

•	Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

•	Cyber-attacks, other security breaches or systems failures could expose us to significant adverse regulatory consequences, reputational damage, civil litigation and financial loss.

•	We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

•	Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

•	Our ability to originate and sell loans could be restricted by recently adopted federal regulations.

•	Secondary mortgage market conditions could have a material impact on our financial condition and results of operations.

•	If we are required to repurchase mortgage loans that we have previously sold, it would negatively affect our earnings.

•	Our success depends on hiring and retaining key personnel.

•	Legal and regulatory proceedings and related matters could adversely affect us.

•	Managing reputational risk is important to attracting and maintaining customers, investors and employees.

•	Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

•	Changes in our accounting policies or in accounting standards could materially affect how we report our financial condition and results of operations.

•	We are subject to environmental liability risk associated with lending activities or properties we own.

•	We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

•	The obligations associated with being a public company will require significant resources and management attention.

•	We have a continuing need for technological change, and we may not have the resources to effectively implement new technology, or we may experience operational challenges when implementing new technology.

•	We rely on third parties to provide key components of our business infrastructure, and a failure of these parties to perform for any reason could disrupt our operations.

•	The Tax Cuts and Jobs Act could have an unintended impact on our business.

•	Acquisitions may disrupt our business and dilute stockholder value.

Risks Related to the Offering

•	The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

•	We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers to complete the offering.

•	Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

•	Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

•	Our stock-based benefit plans will increase our expenses and reduce our income.

•	The implementation of stock-based benefit plans may dilute your ownership interest.

•	We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

•	Various factors may make takeover attempts more difficult to achieve.

•	There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

•	You may not revoke your decision to purchase CBM Bancorp common stock in the subscription or community offerings after you send us your order.

•	The distribution of subscription rights could have adverse income tax consequences.

•	Securities analysts may not initiate or continue coverage on us.

•	An investment in our common stock is not an insured deposit and is subject to risk of loss.

•	You may not receive dividends on our common stock.

•	Our articles of incorporation contain provisions which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

CBM Bancorp, Inc. Stock Order Form Instructions

Stock Order Form Instructions – All orders are subject to the provisions of the stock offering as described in the prospectus.

Item 1 and 2 – Number of Shares and Total Amount Due - Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares ordered by the subscription price of $10.00 per share. The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares that may be subscribed for and purchased in all categories in the offering by any person or participant, together with any associate or group of persons acting in concert, is 17,500 shares ($175,000). For additional information, see “The Conversion and Offering – Additional Limitations on Common Stock Purchases” in the Prospectus dated [EFFECTIVE DATE].

Item 3a – Payment by Check - Payment for shares may be made by personal check, bank check or money order payable to CBM Bancorp, Inc. DO NOT MAIL CASH. Funds received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Chesapeake Bank of Maryland and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.

Item 3b – Payment by Account Withdrawal - To pay by withdrawal from a savings account or certificate of deposit at Chesapeake Bank of Maryland, insert the account number(s) and the amounts(s) you wish to withdraw from each account. If more than one signature is required for a withdrawal, all signatories must sign in the signature box on the front of the Stock Order Form. To withdraw from an account with check writing privileges, please write a check. Chesapeake Bank of Maryland will waive any applicable penalties for early withdrawal from certificate of deposit accounts (CDs) for the purpose of purchasing stock in the offering. A hold will be placed on the account(s) for the amount(s) you indicate to be withdrawn. Payments will remain in account(s) until the offering closes and will earn their respective rate of interest, but will not be available for your use until the completion of the transaction.

Item 4 – Purchaser Priority - Check the appropriate box (a, b, or c) to tell us the earliest of the three dates that applies to you and any others subscribing for shares with this order form. If boxes a, b, and c do not apply to you, then check the Local Community or General Public box, as appropriate.

Item 5 – Management/Employee/Family Member - Check the appropriate box if you are a Banks of the Chesapeake, M.H.C., CBM Bancorp, Inc., or Chesapeake Bank of Maryland: director, officer, employee, or immediate family member. “Immediate Family” includes the spouse, parents, siblings and children who live in the same house as the director, officer or employee.

Item 6 – Maximum Purchase - Check the box, if applicable. If you check the box but have not subscribed for the maximum amount and did not complete Item 7, you may not be eligible to purchase more shares in the event maximum purchase limitations are increased.

Item 7 – Associates/Acting in Concert - Check the box, if applicable, and provide the requested information. Attach a separate page, if necessary. The term “associate” of a person means: 1) any corporation or organization, other than Banks of the Chesapeake, M.H.C, CBM Bancorp, Inc., or Chesapeake Bank of Maryland, or a subsidiary thereof, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization; 2) any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes relating to subscriptions in the stock offering and the sale of common stock following the reorganization, a person who has a substantial beneficial interest in any non-tax-qualified employee plan or any tax-qualified employee plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by officers and directors, the term “associate” does not include any tax-qualified employee plan; or 3) any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Banks of the Chesapeake, M.H.C., CBM Bancorp, Inc., or Chesapeake Bank of Maryland or a subsidiary thereof. The term “acting in concert” means: 1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or 2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. In the Prospectus dated [EFFECTIVE DATE], please see the section entitled “The Conversion and Offering – Additional Limitations on Common Stock Purchases” for more information regarding the definition of “associate” and “acting in concert.”

Item 8 – Stock Registration - The stock transfer industry has developed a uniform system of stockholder registrations that we will use in the issuance of CBM Bancorp, Inc. common stock. See below and the reverse side of this form for further details regarding common forms of stock registration. Please complete this section as fully and accurately as possible, and be certain to supply your social security or Tax I.D. number(s) and your daytime and evening phone numbers. We will need to call you if we cannot execute your order as given. If you have any questions regarding the registration of stock, please consult your legal advisor or contact the Stock Information Center at [SIC PHONE]. Subscription rights are not transferable. If you are an eligible or supplemental eligible account holder or other member, as defined in the Prospectus, to protect your priority rights over other purchasers as described in the Prospectus, you must take ownership in at least one of the account holder’s names.

(Continued on reverse side)	Side 1

CBM Bancorp, Inc. Stock Order Form Instructions

Please check only the one box which corresponds to the ownership desired.

Individual – The stock is to be registered in one individual’s name only. Provide only this individuals information.

Joint Tenants – Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. All owners must agree to the transfer or sale of shares held by joint tenants.

Tenants in Common – Tenants in common may also identify two or more owners. However, when stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All owners must agree to the transfer or sale of shares held by tenants in common.

Individual Retirement Accounts – Individual Retirement Account (“IRA”) holders may potentially make stock purchases from their existing IRA if it is a self-directed IRA, or through a prearranged “trustee-to-trustee” transfer if their IRA is currently at Chesapeake Bank of Maryland. The stock cannot be held in a Chesapeake Bank of Maryland account. Please contact your broker or self-directed IRA provider as quickly as possible to explore this option, as it may take a number of weeks to complete a trustee-to-trustee transfer and place a subscription in this manner. IRA Registration:

Name Line 1 – list the name of the custodian/brokerage firm holding your IRA, followed by “CUST”.

Name Line 2 – FBO (for benefit of) YOUR NAME [IRA a/c #            ].

Address will be that of the brokerage/trust department to where the ownership statement will be sent.

Include both the Tax I.D. Number of the custodian as well as your personal Social Security Number.

Please list your phone numbers, not the phone numbers of your broker / trust department.

Uniform Transfers to Minors Act (“UTMA”) – For residents of Maryland and many states, stock may be held in the name of a custodian For the Benefit Of (“FBO”) a minor under the state’s Uniform Transfers to Minors Act. In this form of ownership, the minor is the actual owner of the stock with an adult custodian being responsible for the investment until the child reaches legal age. Only one custodian and one minor may be designated. UTMA Registration:

Name Line 1: print the name of the custodian followed by the abbreviation CUST

Name Line 2: FBO “name of the minor”, followed by UTMA- MD (or your state’s abbreviation)

List only the minor’s social security number on the form.

Corporation/Partnership – Corporations and partnerships may purchase stock. Please provide the corporation or partnership’s legal name and Tax I.D. Number. To have subscription rights within a customer priority, the corporation or partnership must have an account in its legal name and Tax I.D. Number. Please contact the Stock Information Center to verify customer rights and purchase limitations.

Fiduciary/Trust – Generally, fiduciary relationships (such as trusts, estates, guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity. To have subscription rights within a customer priority, the fiduciary or trust must have an account in its legal name and Tax I.D. Number. Please contact the Stock Information Center to verify customer rights and purchase limitations. Instructions: On the first name line, print the first name, middle initial, and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first name line. Following the name, print the fiduciary title, such as trustee, executor, personal representative, etc. On the second name line, print the name of the maker, donor or testator or the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.) In the blank after “Under Agreement Dated,” fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

Item 9 – Qualifying Accounts - List all qualifying accounts that you had with Chesapeake Bank of Maryland as of the date corresponding to the box checked in Item 4. For example, if you are ordering stock in just your name, you should list all of your account numbers as of the earliest of the three dates that you were a qualifying customer of Chesapeake Bank of Maryland. Similarly, if you are ordering stock jointly with another customer, you should list all account numbers under which either of you are owners, i.e., individual accounts, joint accounts, etc. If you are ordering stock in your minor child’s or grandchild’s name under the Uniform Transfers to Minors Act, the minor must have had a qualifying account as of the date corresponding to the box checked in Item 4, and you should list only their account number(s). If you are ordering stock as a corporation, partnership or other legal business entity, you need to list just that entity’s account number(s), as your individual account number(s) do not qualify. Failure to list all of your qualifying account numbers may result in the loss of part or all of your subscription rights if the offering is oversubscribed.

Item 10 – Acknowledgment, Certification, and Signature - Sign and date the form where indicated. Before you sign please carefully review the information you have provided and read the acknowledgement and both sides of the Stock Order Form. Only one signature is required, unless any account listed in section 3b of this form requires more than one signature to authorize a withdrawal. Please review the Prospectus dated [EFFECTIVE DATE] carefully before making an investment decision.

Side 2